Exhibit 10.1

Dated 12 August 2025

TREASURE GLOBAL INC

(Registration No.: 790821)
(“TGL”)

AND

I SYNERGY GROUP LTD

(Registration No.: 613927361)
(“IS3”)

SALE AND PURCHASE AGREEMENT

THIS AGREEMENT is made and entered into on 12 August 2025,

BETWEEN

(1)	TREASURE GLOBAL INC (Registration No. 790821), a company incorporated in Delaware and having an address for service at 276, 5th Avenue Suite, 704 #739 New York, NY 10001, United States (“TGL”),

AND

(2)	I SYNERGY GROUP LTD (Registration No. 613927361), a company incorporated in Australia, with its registered address at C/- Maven Corporate Pty Ltd, 24–26 Kent Street, Millers Point NSW 2000, Australia (“IS3”).

TGL and IS3 shall hereinafter individually be referred to as “Party” and collectively referred to as “Parties”, where the context so requires.

RECITAL

A.	TGL is a Malaysian solutions provider focused on developing digital platforms that enhance user engagement through innovative technologies and has launched a strategic initiative to develop and deploy an advanced artificial intelligence (“AI”) cloud infrastructure in Malaysia.

B.	IS3 provides businesses with innovative digital eCommerce and blockchain-based solutions aimed at driving growth while fostering a positive societal and environmental impact.

C.	The Parties intend to enter a strategic partnership involving the joint development and commercialization of AI cloud infrastructure (“Collaboration”).

D.	As part of the Collaboration, IS3 wishes to purchase advanced AI-based graphics processing units (“GPUs”) and TGL is desirous to supply such GPUs to IS3 (“Sale and Purchase”).

E.	Accordingly, the Parties are entering into this agreement to set out the terms and conditions of the Sale and Purchase (“Agreement”) for the mutual benefit of the Parties.

NOW THEREFORE, the Parties hereby mutually agree as follows:

1.	DEFINITION AND INTERPRETATIONS

1.1	Definition

In this Agreement, unless the context or subject matter otherwise requires, the following words and expressions shall have the following meanings:

“Confidential Information”	:	means any verbal or written information disclosed, revealed, learnt, accessible or made available by one party (the “Disclosing Party”) to the other Party (the “Receiving Party”) under, in connection with or in relation to this Agreement (including, but not limited to, the existence and contents of this Agreement, all information relating to the business, products, services, personnel or commercial activities of such Party including but not limited to franchise agreements, financial accounts, computer programmes, computer data, devices, concepts, inventions (whether or not capable of being patented), designs, methods, techniques, marketing and commercial strategies, customers lists, potential customers lists, processes, data concepts, Know-how, formulae, Intellectual Property (whether owned, developed by or licensed to the Disclosing Party), and unique combinations of separate items) that:

a. is by its nature confidential;
b. is reasonably designated by the Disclosing Party as confidential;
c. is regulated under relevant legislation (including medical and personal information); or
d. the Receiving Party knows or reasonably ought to know is confidential, but does not in any event include information that is published or has otherwise entered the public domain, is obtained from a third party who has no obligation of confidentiality to the Disclosing Party; or is independently developed or obtained, provided that such information described in paragraph d above is not published, developed, or obtained in breach of this Agreement or in breach of law.

“Event of Force Majeure”	:	has the meaning ascribed in Clause 13.1;

“IP Rights”	:	means patents, rights to inventions, copyright, trademarks, trade secrets, and all other intellectual property rights;

“Products”	:	means the hardware and software components sold under this Agreement, as described in Schedule 1;

“Purchase Price”	:	means a purchase price of Australian Dollar Three Hundred Thousand (AUD 300,000.00) payable by IS3 to TGL in accordance with Clause 5 of this Agreement;

“Term”	:	means the term of this Agreement as described in Clause 6 of this Agreement; and

“TGL”	:	means Treasure Global Inc (Registration No. 790821), a company incorporated in the State of Delaware, United States and having an address for service at B03-C-13A, Menara 3A, KL Eco City, No. 3, Jalan Bangsar 59200 Kuala Lumpur;

“IS3”	:	means I Synergy Group Ltd (Registration No. 613927361), a company incorporated in Australia and having its registered address at C/- Maven Corporate Pty Ltd, 24–26 Kent Street, Millers Point NSW 2000, Australia;

1.2	Interpretation

Save to the extent that the context or the express provisions of this Agreement otherwise require:

(a)	words using the singular or plural number also include the plural or singular number, respectively;

(b)	the terms “hereof”, “herein”, “hereby”, “hereto” and similar words refer to this entire Agreement and not any particular clause, schedule or any other subdivision of this Agreement;

(c)	a reference to a “clause” or “schedule” is to a clause or schedule to this Agreement;

(d)	the word “include” or “including” shall be deemed to be followed with “without limitation” or “but not limited to” whether or not they are followed by such phrases or words of like import;

(e)	references to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re- enacted;

(f)	references to “this Agreement” or any other agreement or document shall be construed as a reference to such agreement or document as amended, modified or supplemented and in effect from time to time and shall include a reference to any document which amends, modifies or supplements it, or is entered into, made or given pursuant to or in accordance with its terms;

(g)	the headings are for convenience only and shall be ignored in construing this Agreement;

(h)	references to persons include their successors and any permitted transferees and assigns;

(i)	no rule of construction shall apply to the detriment of any Party by reason of that Party having control and/or was responsible for the preparation of this Agreement or any part thereof;

(j)	whenever this Agreement refers to a number of days, such reference shall be to calendar days unless business days are specified;

(k)	in carrying out their obligations and duties under this Agreement, the Parties shall have an implied obligation of good faith; and

(l)	each of the schedules and the appendices hereto shall form an integral part of this Agreement.

2.	SCOPE OF SALE AND PURCHASE

2.1	Subject to the terms and conditions contained in this Agreement, TGL agrees to sell, and IS3 agrees to purchase hardware and software components comprising high-performance computing hardware and specialized AI software designed to support AI workloads, as further specified in Schedule 1 (collectively, the “Products”).

2.2	For the purposes of the Sale and Purchase, the contemplated key roles and responsibilities of each Party are set out below:

2.2.1	TGL shall be responsible for supplying and delivering the Products to IS3 at the agreed delivery location(s) and in accordance with the specifications set out in Schedule 1, unless otherwise agreed mutually in writing by both Parties.

2.2.2	TGL shall provide IS3 with relevant documentation, including user manuals, installation guides, and software license keys or activation credentials, as applicable, to enable IS3 to operate and maintain the Products.

2.2.3	IS3 shall be responsible for receiving and inspecting the Products upon delivery and shall notify TGL of any non-conformities in accordance with the acceptance terms specified in Clause 4 of this Agreement.

2.2.4	IS3 shall be responsible for the setup and deployment of the Products at its designated facilities, unless otherwise agreed in writing by both Parties. TGL may provide reasonable remote support or technical assistance upon request.

2.3	The Parties acknowledge that the Scope of Sale and Purchase outlined in this Clause 2 is not exhaustive and the Parties may perform other tasks and services as may be reasonably requested by the other party and agreed upon in writing.

3.	RISK AND TITLE

3.1	Title to the hardware components of the Products shall pass from TGL to IS3 upon full payment of the Purchase Price and delivery of the Products.

3.2	Risk and loss or damage to the hardware components of the Products shall pass to IS3 upon delivery to IS3’s designated delivery location, as acknowledged by IS3 (or its authorized representative) in writing.

3.3	For the avoidance of doubt, title to any software provided under this Agreement shall not pass to IS3. IS3 shall receive a non-exclusive, non-transferable license to use the software strictly in accordance with the terms and conditions provided by TGL or its licensors, as applicable.

4.	ACCEPTANCE OF PRODUCTS BY IS3

4.1	Upon delivery of the Products to IS3’s designated delivery location, IS3 shall have a period of seven (7) business days (the “Inspection Period”) to inspect the Products for compliance with the specifications set out in Schedule 1.

4.2	If IS3 determines that any of the delivered Products are defective or do not materially conform to the agreed specifications, IS3 shall notify TGL in writing within the Inspection Period, providing reasonable detail of the non-conformity or defect (the “Rejection Notice”).

4.3	If no Rejection Notice is received by TGL within the Inspection Period, the Products shall be deemed accepted by IS3.

4.4	In the event of a valid Rejection Notice, TGL shall, at its sole option and expense, promptly repair or replace the non-conforming Products within thirty (30) days of receipt of the Rejection Notice. TGL shall bear all costs related to the return and replacement of the non-conforming Products.

5.	PURCHASE PRICE AND PAYMENT

5.1	IS3 agrees to pay a total consideration of Australian Dollar Three Hundred Thousand (AUD 300,000.00) (“Purchase Price”) to TGL for the Products under this Agreement. The Purchase Price shall be fulfilled over a period of six (6) months from the date of this Agreement, with payments of Australian Dollar Fifty Thousand (AUD 50,000.00) payable to TGL monthly.

5.2	All payments for the Products shall be made within five (5) business days of the start of each month via wire transfer or other mutually agreed cash payment method to the TGL’s bank account, in accordance with the agreed Purchase Price.

5.3	The Purchase Price includes all software and hardware components listed in Schedule 1, as well as any standard accessories, documentation, and licenses necessary for the proper operation and use of the Products.

5.4	In the event that IS3 fails to make any payment when due under this Agreement, IS3 shall pay interest on the overdue amount at a rate of eight percent (8%) per annum, calculated on a daily basis from the due date until the date of actual payment, without prejudice to any other rights or remedies available to TGL under this Agreement or at law.

6.	TERM

6.1	Both Parties acknowledge and agree that this Agreement shall commence on the date of this Agreement (“Commencement Date”) and shall be valid until the completion of all obligations under this Agreement, including full delivery, acceptance, and payment for the Products (“Term”), unless this Agreement is mutually terminated in writing between the Parties or terminated by either Party due to any breach or default of this Agreement, as the case may be.

6.2	This Agreement may be terminated at any time by either Party upon thirty (30) days written notice to the other Party, provided that such termination shall not affect any rights or obligations that have accrued prior to the effective date of termination.

6.3	The Parties may mutually agree in writing to extend the scope or term of this Agreement, including any additional fees or obligations that may arise as a result of such extension.

6.4	Notwithstanding the termination of this Agreement, the confidentiality obligations in this Agreement shall survive the termination of this Agreement for one (1) year, or until the Confidential Information in question ceases to be confidential, whichever is later.

7.	INTELLECTUAL PROPERTY RIGHTS

7.1	Each Party shall retain all IP Rights owned by it prior to the Commencement Date (“Pre- Existing IP”).

7.2	Except as expressly stated, no transfer or assignment of ownership of any intellectual property rights is made by either Party under this Agreement. The licenses granted are limited to the scope necessary for the use of the Products.

7.3	TGL hereby grants to IS3 a perpetual and non-exclusive license to use any of TGL’s Pre- Existing IP that is incorporated into or necessary for the use of the Products.

7.4	Where any third-party IP Rights are incorporated into the Collaboration, TGL shall obtain all necessary licenses and rights and ensure the successful transfer to IS3 for IS3’s intended use.

8.	CONFIDENTIAL INFORMATION

8.1	Restrictions on use and disclosure

8.1.1	The Receiving Party may only use the Confidential Information of the Disclosing Party for the purposes of performing its obligations and exercising its rights under this Agreement.

8.1.2	Subject to Clause 7.2, the Receiving Party and its relevant employees, officers, agents and representatives must keep the Disclosing Party’s Confidential Information confidential and must not (except as expressly permitted under this Agreement or by law):

(a)	disclose or use the Disclosing Party’s Confidential Information; or

(b)	make copies of material containing the Disclosing Party’s Confidential Information.

8.1.3	The Receiving Party must take all reasonable steps to safeguard the Disclosing Party’s Confidential Information and comply with any reasonable requirements specified by the Disclosing Party (and agreed by the Parties) from time to time.

8.1.4	The Receiving Party must implement reasonable security practices against any unauthorised copying, use, disclosure, access and damage or destruction of the Disclosing Party’s Confidential Information.

8.1.5	The Receiving Party must (to the extent such is permitted and practicable in the circumstances) notify the Disclosing Party if it:

(a)	becomes aware of any unauthorised access, copying, use, disclosure, damage destruction of the other Party’s Confidential Information, in any form; or

(b)	is required by law to disclose any of the Disclosing Party’s Confidential Information.

8.1.6	Each Party must take all reasonable steps to enforce any obligation of confidentiality imposed or required to be imposed by this Agreement.

8.1.7	To the extent such is reasonable, each Party will do all things, execute all documents and give all reasonably required assistance to the other Party to enforce any obligation of confidence imposed by this Agreement, subject to all costs, expenses and liability in relation thereto being borne by the enforcing Party.

8.2	Permitted disclosures

The Receiving Party may disclose the Confidential Information of the Disclosing Party:

8.2.1	To those of its personnel, advisers, contractors and/or representatives who need to know such Confidential Information and have agreed to keep such Confidential Information confidential on terms substantially similar in all material respects to this Clause 7;

8.2.2	to the extent required by law or in order to comply with any rules or regulations of any relevant authorities; or

8.2.3	with the prior written consent of the Disclosing Party.

8.3	The obligations with respect to Confidential Information disclosed under this Agreement will survive termination or expiry of this Agreement and continue for as long as the information remains confidential.

9.	REPRESENTATION, WARRANTIES AND UNDERTAKINGS

9.1	Each of the Parties represents, warrants, and undertakes to the other as follows:

9.1.1	it is duly organised or incorporated, validly existing under the laws of their respective countries of its establishment and has full power and authority to own its assets and carry on its business;

9.1.2	it has full legal right, power and authority to execute, deliver and perform its obligations under this Agreement;

9.1.3	all the necessary corporate resolutions and authorisations to enter into this Agreement and to perform all obligations have been duly obtained;

9.1.4	by entering into this Agreement, it is not in breach or in contravention of any law or contract applicable to it;

9.1.5	this Agreement, when executed, constitutes legal, valid and binding obligations, enforceable against it in accordance with the terms thereof; and

9.1.6	the person signing this Agreement on behalf of it has been duly authorised to execute and deliver this Agreement, including the prior approval by the Board of Directors of TGL and IS3.

10.	LIMITATION OF LIABIITY

10.1	To the maximum extent permitted by applicable law, neither Party shall be liable to the other Party for any indirect, incidental, consequential, special, exemplary or punitive damages, including but not limited to loss of profits, loss of revenue, loss of data, loss of anticipated savings, loss of business opportunity, or damage to goodwill, whether arising in contract, tort (including negligence), statute, equity or otherwise, and even if such Party has been advised of the possibility of such damages.

10.2	Each Party’s total aggregate liability to the other Party for any and all claims arising out of or in connection with this Agreement, whether in contract, tort, or otherwise, shall not exceed the total Fees actually paid by IS3 to TGL under this Agreement in the twelve (12) months preceding the event giving rise to the claim.

10.3	The above limitations shall not apply to:

(a)	Any liability arising from a Party’s fraud, willful misconduct or gross negligence;

(b)	A Party’s breach of its confidentiality obligations under this Agreement;

(c)	A Party’s indemnification obligations for infringement of third-party intellectual property rights.

10.4	Notwithstanding any other provision in this Agreement, TGL shall have no liability whatsoever in relation to third-party hardware components supplied under this Agreement except to the extent such liability is recoverable under any applicable manufacturer warranty and only to the extent assignable to IS3.

11.	COSTS

Each Party will be solely responsible for and bear all of its own respective expenses incurred at any time in connection with this Agreement.

12.	GOVERNING LAW AND JURISDICTION

This Agreement and all matters arising from or connected with it shall be governed by, construed and interpreted under the laws of Malaysia. In the event of any dispute, controversy, or claim arising out of or in connection with this Agreement or the performance thereof, the Parties shall first seek to resolve the matter amicably through good faith negotiations. If the Parties are unable to resolve the dispute through such negotiations, the Parties agree to irrevocably submit to the exclusive jurisdiction of the courts of Malaysia.

13.	FORCE MAJEURE

13.1	Neither Party hereto shall be liable for any failure on its part to perform any obligations hereunder resulting directly or indirectly from act of God, war or act of war, national emergency, flood, earthquake, boycott, blockade, embargo, strike or lockout (other than a strike or lockout induced by the Party so incapacitated), pandemic, movement control order, the action or inaction of any governmental or local authority, civil disturbance or cause beyond their reasonable control (“Event of Force Majeure”).

13.2	Each Party shall immediately notify the other Party in writing of the occurrence of any event of Force Majeure applicable to its obligations under this Agreement, its consequences. If either Party considers the event of Force Majeure to be of such severity or to be continuing for an aggregate period of three (3) months such that the Party is unable to perform any of its obligations hereunder, this Agreement may be terminated by that Party by notice in writing to the other Party, which termination may take effect immediately or on the date specified in the notice of termination at the option of the Party issuing the termination notice. Neither Party shall have any liability to the other in respect of the termination of this Agreement as a result of the Event of Force Majeure save and except for any antecedent breach or liability, which has arisen prior to the Event of Force Majeure.

14.	SEVERABILITY

Any provision of this Agreement which is invalid in respect of any law, regulation or any authority shall be invalid, without invalidating or affecting the remaining provisions of this Agreement.

15.	COUNTERPART

This Agreement may be signed in any number of counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one and the same instrument.

16.	ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the Parties hereto with respect to the matters dealt with therein and supersedes any previous agreement or understanding between the Parties hereto in relation to such matters.

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This Agreement has been signed as and on behalf of each of the Parties hereto and delivered on the date first above written.

TGL

Signed by	)

For and on behalf of	)
TREASURE GLOBAL INC	)
(Registration No. 790821))
Signatory Name (in full): Carlson Thow

IS3

Signed by	)
)
For and on behalf of	)
I SYNERGY GROUP LTD	)
(Registration No.: 613927361))

Signatory
Name (in full): Anson Heng

SCHEDULE 1

HARDWARE AND SOFTWARE COMPONENTS

This Schedule provides an indicative, non-exhaustive list of hardware and software components that may be used in the development process. The development process may include software components which are not stipulated in this Schedule. The components used may vary based on project requirements and technological developments but shall meet the technical requirements and specifications set forth in this Schedule.

Hardware

Component	Specification
GPU	1 × NVIDIA L20 GPU Accelerator, 48GB GDDR6 Memory, 864GB/s Memory Bandwidth, PCIe 4.0 x16 (Part No.: 10DE-26BA-1)
CPU	2 × Intel Xeon Silver 4410Y, 2.0GHz, 12-Core, 30MB Cache, 150W TDP
Memory	2 × DDR5-RDIMM 64GB ECC RAM, 5600MHz
Storage	• 2 × 480GB SSD (PM893 Series) • 2 × 1.92TB NVMe (PM9A3 Series) • 1 × 9560-8i PCIe RAID Controller, 4GB Cache, PCIe 4.0 x8 HH/HL
Networking	2 × Dual-Port 25GE (Broadcom BCM57414) – Production LAN
Power Supply	2 × Server Platinum 2000W Power Supply, Version 2.0 AC
Form Factor	2U Rackmount Server

Software

Component Category	Software
Container / Virtualization	FusionOne Compute
Management Platform	FusionOne Center
AI Toolchain	Fusion AI Space
AI Model	DeepSeek Distillation Models